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                                                                   EXHIBIT 10.17


                                             January 30, 1997





Mr. Charles H. Pistor, Jr.
4200 Belclaire
Dallas, Texas 75205

Dear Charlie:

                 This will confirm the following agreement relating to the deferral of, and payment of, your directors' fees:

                 1. All directors' fees and retainers payable to you in connection with your service on the boards of directors (including committees of such boards) of AMR Corporation ("AMR") and American Airlines, Inc. for the period beginning on and after January 1, 1997, and ending upon December 31, 1997, shall be paid to you on a deferred basis as set forth below.

                 2. Interest shall be accrued on the amounts to be paid on a deferred basis pursuant to paragraph 1 above, from the date such fees would otherwise have been paid to the date actually paid, at the prime rate which The Chase Manhattan Bank (National Association) from time to time charges in New York for 90-day loans to responsible commercial borrowers, such interest to be compounded monthly.

                 3. The total amount to be paid on a deferred basis plus the aggregate amount of interest accrued thereon and to accrue on the portion unpaid from time to time shall be paid to you in four installments as follows:

                          a) on January 1, 2000, 25% of the deferred fees and 25% of the interest accrued through December 31 of the immediately preceding year;

                          b) on January 1, 2001, 25% of the deferred fees and 25% of the interest accrued through December 31 of the immediately preceding year;

                          c) on January 1, 2002, 25% of the deferred fees and 25% of the interest accrued through December 31 of the immediately preceding year; and
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                          d)      on January 1, 2003, 25% of the deferred fees
         and all interest accrued and remaining to be paid on such payment date.

                 4. AMR's obligation to make payments pursuant to paragraph 3 hereof shall not be released or modified by reason of your death:
In the event of your death prior to your retirement from the Board of AMR, the amount deferred and all interest accrued thereon shall be made to Regina Pistor.

                 If the foregoing is satisfactory to you, please indicate by signing and returning the enclosed copy of this letter.

                                             Very truly yours,



                                             Charles D. MarLett
                                             Corporate Secretary



Accepted and agreed:




Charles H. Pistor, Jr.


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